CUSTODY AGREEMENT


     AGREEMENT dated July 14, 1982 between THE PRUDENTIAL VARIABLE CONTRACT ACCOUNT-10 ("VCA-10"), a separate account of The Prudential Insurance Company of America ("Prudential") registered as an open-end, diversified management investment company under the Investment Company Act of 1940, and MANUFACTURERS HANOVER TRUST COMPANY, a banking corporation organized under the laws of the State of New York ("Custodian").


                              W I T N E S S E T H:


     WHEREAS, VCA-10 desires to employ Custodian as a custodian of the securities and property of VCA-10, and Custodian desires to accept such employment, on the terms and conditions hereinafter set forth:

     NOW, THEREFORE, in consideration of the mutual agreements herein made, VCA-10 and Custodian hereby agree as follows:

     1. RECEIPT AND DISBURSEMENT OF CASH

     A. Custodian shall open and maintain a custody account (the "Account") in the name of VCA-10, subject only to draft or order by Custodian acting pursuant to the terms of this Agreement. Custodian shall hold in the Account all cash received by it from, or for the account of, VCA-10.

     B. Custodian shall make payments of cash for the account of VCA-10  only
(i) for the purchase of securities for the portfolio of VCA-10 upon the delivery of such securities to Custodian, either registered in the


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name of VCA-10 or Custodian's nominee referred to in Section 2 below or in bearer form or proper form for transfer, or by book-entry delivery to Custodian's account in the Depository Trust Company ("DTC") for the benefit of VCA-10; (ii) to another bank for the purpose of making payments to VCA-10 participants or beneficiaries of participants in accordance with their respective contracts as a result of the withdrawal of all or a portion of an accumulation account, an election to purchase an annuity or the payment of a death benefit provided for under the contract; (iii) to Prudential, as a result of the election by a VCA-10 participant or a beneficiary of a participant to transfer all or a portion of an accumulation account to a companion variable or fixed-dollar contract account; (iv) to Prudential, upon withdrawal by Prudential of all or part of the proportionate interest in VCA-10 then held by it; (v) for the payment of interest, dividends, taxes, advisory, management or supervisory fees or operating and administrative expenses (including, without limitation, fees and expenses payable to Prudential and fees for legal, accounting and auditing services); (vi) for payments in connection with the conversion, exchange or surrender of securities owned or subscribed to be VCA-10 held by or to be delivered to Custodian; (vii) to any other custodian of the securities or property of VCA-10; or (viii) for other proper account purposes. Before making any such payment, Custodian shall receive (and may rely upon) an officers' certificate, defined in Section 11 below, requesting such payment and stating that it is for a purpose permitted under the terms of items (i) through (vii) of this Subsection B, and also, in respect of item (viii), upon receipt of an officers' certificate and a certified copy of a resolution of the VCA-10 Committee specifying the amount of such payment,

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setting forth the purpose for which such payment is to be made, declaring such purpose to be a proper account purpose and naming the person or persons to whom such payment is to be made.

     C. Custodian is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received by Custodian for the account of VCA-10.

     2. RECEIPT OF SECURITIES

     Custodian shall hold in the Account, pursuant to the provisions of this Agreement, all securities received by it for the account of VCA-10. All such securities shall be held or disposed by Custodian for, and subject at all times to the instructions of, VCA-10 pursuant to the provisions of this Agreement. Custodian shall he authorized to redeposit in DTC and the Federal Reserve book-entry system such of the securities of VCA-10 as are eligible for such redeposit. Any securities so redeposited shall be represented in one or more accounts in the name of Custodian which do not include any of Custodian's assets other than assets held as fiduciary, custodian or otherwise for customers. Securities held by Custodian in definitive form, i.e., not so redeposited, shall be registered in the name of Custodian's nominee, Gibco, which shall be used only for registration of securities owned by or in portfolios managed by Prudential. Any of VCA-10's securities which are registered in the name of Gibco shall be physically segregated at all times from the securities of any other persons, firms, or corporations, including, without limitation, any other securities registered in the name of Gibco under the terms of other custody agreements. Custodian

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shall have no power or authority to lend, assign, hypothecate, pledge or otherwise dispose of any such securities and investments, except pursuant to the directive of VCA-10 and only for the account of VCA-10 as set forth in Section 3 below.

     3. TRANSFER, EXCHANGE, REDELIVERY, ETC. OF SECURITIES


     Custodian shall have sole power to release or deliver any securities of VCA-10 held by it pursuant to this Agreement. Custodian agrees to transfer, exchange, or deliver securities held by it hereunder only (a) for sales of such securities for the account of VCA-10 upon receipt of Custodian of payment therefor, (b) when such securities are called, redeemed or retired or otherwise become payable, (c) for examination by any broker selling any such securities in accordance with "street delivery" custom, (d) in exchange for or upon conversion into other securities alone or other securities and cash whether pursuant to any plan or merger, consolidation, reorganization, recapitalization or readjustment, or otherwise, (e) upon conversion of such securities pursuant to their terms into other securities, (f) upon exercise of subscription, purchase or other similar rights represented by such securities, (g) for the purpose of exchanging interim receipts or temporary securities for definitive securities, or (h) for other proper account purposes. As to any deliveries made by Custodian pursuant to items (b), (d), (e), (f) and (g), securities or cash receivable in exchange therefor shall be deliverable to Custodian. Before making any transfer, exchange or delivery under the terms of items (a), (b), (c), (d), (e), (f), or
(g) of this Section 3, the Custodian shall receive an officers' certificate authorizing such transfer, exchange or

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delivery and stating that it is for a purpose permitted by such items and also, in respect of item (h), upon receipt of an officers' certificate and a certified copy of a resolution of the VCA-10 Committee specifying the securities to be delivered, setting forth the purpose for which such delivery is to be made, declaring such purpose to be a proper account purpose, and naming the person or persons to whom delivery of such securities shall be made.

     4. CUSTODIAN'S ACTS WITHOUT INSTRUCTIONS

     Unless and until Custodian receives an officers' certificate to the contrary, Custodian shall: (a) Present for payment all coupons and other income items held by it for the account of VCA-10 which call for payment upon presentation and hold the cash received by it upon such payment for the account of VCA-10; (b) Collect interest and cash dividends received, with notice to VCA-10, for the account of VCA-10, provided that cash dividends and interest on securities held in the Account, either in book-entry form or in Custodian's nominee name, shall be credited automatically to the Account on the payable date whether or not actually collected by Custodian on that date; (c) Hold for the account of VCA-10 hereunder all stock dividends, rights and similar securities issued with respect to any securities held by it hereunder; (d) Execute as agent on behalf of VCA-10 all necessary ownership certificates required by the Internal Revenue Code or the Income Tax Regulations of the United States Treasury Department or under the laws of any State now or hereafter in effect, inserting VCA-10's name on such certificate as the owner of the securities covered thereby, to the extent it may lawfully do so.

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     5. VOTING AND OTHER ACTION

     Neither Custodian nor any nominee of Custodian shall vote any of the securities held hereunder by or for the account of VCA-10 except in accordance with the instructions contained in any officers' certificate. Custodian shall promptly deliver, or cause to be executed and delivered, to VCA-10 all notices, proxies and proxy soliciting materials relating to such securities, such proxies to be executed by the registered holder of such securities, but without indicating the manner in which such proxies are to be voted.

     Custodian shall transmit promptly to VCA-10 all written information (including, without limitation, financial statements and reports and pendency of calls and maturities of securities and expirations of rights in connection therewith) received by Custodian directly or indirectly from issuers of the securities, being held for VCA-10. With respect to tender or exchange offers, Custodian shall transmit promptly to VCA-10 all written information received by the Custodian directly or indirectly from issuers of the securities whose tender or exchange is sought and from the party (or his agent) making the tender or exchange offer.

     6. TAXES

     VCA-10 assumes the duty of filing any and all tax reports and returns as well as full responsibility for the payment of all taxes due on the income Custodian collects for VCA-10 and on any transactions which Custodian may handle pursuant to this Agreement.

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     7. FEES AND EXPENSES

     Custodian shall be compensated for its services pursuant to this Agreement by fee and/or balance arrangements agreed upon by the parties from time to time. Expenses incurred for postage, insurance, exchange, correspondent and similar charges in connection with transactions under this Agreement may not be deducted from sales proceeds or charged against the Account or any other Prudential account without specific authorization.

     8. MATTERS RELATING TO LIABILITY OF CUSTODIAN

     A. Custodian shall maintain detailed records of all securities and property held in the Account. All securities and property held by Custodian in the Account shall be kept with the care exercised by Custodian with respect to its own securities. Custodian assumes the entire responsibility for any loss occasioned by reason of negligence of, or robbery, burglary or theft by, its employees, to the extent of the market value thereof at the date of the discovery of such loss. Custodian represents and warrants to VCA-10 that it presently has in force, and will maintain in force during the term of this Agreement, Bankers Blanket Bond insurance coverage under Form No. 24 in an amount which Custodian deems to be appropriate, together with a "Central Handling of Securities - Discovery Form" Rider thereto. Although Custodian carries Bankers Blanket Bond insurance coverage to insure itself against loss from any cause, it is understood that Custodian shall be under no obligation to insure for the direct benefit of VCA-10. Custodian's responsibility for all securities and

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property held under this Agreement shall be not less than that of a bailee for hire under the statutory and case law of the State of New York.

     B. Custodian shall not be liable for any action taken in good faith upon any certificate herein described or certified copy of any resolution of the VCA-10 Committee, and may rely on the genuineness of any such document which it may, in good faith, believe to have been validly executed. Custodian shall not be liable for executing, failing to execute, or any mistake in the execution of, oral instructions from VCA-10 with respect to the Account prior to confirmation thereof in writing, except in case of the negligence or willful misconduct of Custodian and/or its employees.

     C. In consideration of Custodian's registration of any securities in the name of its nominee, VCA-10 agrees to indemnify and hold harmless Custodian and its nominee from all taxes, charges, expenses, assessments, claims and liabilities (including counsel fees) incurred or assessed against it or its nominee by reason of such registration, except such as may arise from its or its nominee's own negligent action, negligent failure to act or willful misconduct. Custodian is authorized to charge any account of VCA-10 for such items.

     D. Custodian Shall not deliver any cash, securities, or other property from the Account to or for the account of any natural person, other than a natural person acting in his official capacity on behalf of an instrumentality of the federal government or of any state government.

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     9. MATTERS RELATING TO USE OF BOOK-ENTRY SECURITIES SYSTEMS

     A. Custodian shall promptly send or cause to be sent to VCA-10 a confirmation of all transfers to or from the account, clearly distinguishing between securities deposited in DTC or the Federal Reserve book-entry system and those not so redeposited. Transaction statements shall be furnished to VCA-10 on a daily basis.

     B. With regard to securities redeposited in DTC or the Federal Reserve book-entry system, Custodian shall also, by book-entry or otherwise, identify as belonging to VCA-10 a quantity of securities in a fungible bulk of securities either (i) held in accounts in the name of Custodian in DTC or the Federal Reserve book-entry system, or (ii) registered in the name of Gibco.

     C. Custodian shall promptly send to VCA-10 (i) all reports which it receives from DTC and the Federal Reserve book-entry system on their respective systems of internal accounting control, and (ii) such reports on the system of internal accounting control of Custodian as VCA-10 may reasonably request from time to time.

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     10. REPORTS AND OTHER DOCUMENTS; INSPECTION

     A. Custodian shall furnish VCA-10 with such reports as VCA-10 shall reasonably request with respect to the securities and property of VCA-10 held in the Account.

     B. Custodian shall maintain records sufficient to determine and verify information relating to the securities and property in the Account that may be reported in Prudential's Annual Statement and supporting Schedules as filed with various regulatory authorities and in connection with the audit of the financial statements of VCA-10.

     C. Custodian shall provide, upon request, affidavits for the Account in the form of Attachments B, C and D to Circular Letter #2 (1977) of the New York State Insurance Department or such other form as may be acceptable to Custodian, Prudential and the New York State Insurance Department in order for the securities and property in the Account to be recognized by the New York State Insurance Department as admitted assets of Prudential, and to provide similar affidavits for submission to the Insurance Departments of other states, if requested by VCA-10.

     D. The books and records of Custodian pertaining to its action under this Agreement shall be open to inspection and audit at reasonable times by officers, employees and independent auditors employed by VCA-10 and by any representative of an appropriate regulatory body; provided, however, that written instructions to that effect are furnished to Custodian by the Chairman or Secretary of VCA-10 or by the Treasurer, the Comptroller, any Assistant Treasurer or any Assistant Comptroller of Prudential.

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     11. OFFICERS' CERTIFICATES

     As used herein, the term "officers' certificate" shall mean a request or direction or certification signed and countersigned on behalf of VCA-10 by Prudential in accordance with the provisions of the By-Laws of Prudential and related resolutions of the Finance Committee of the Board of Directors of Prudential which form part of Prudential's Booklet of Authorized Signatures furnished to Custodian, as such Booklet may be revised from time to time. Any requirement in this Agreement that an officers' certificate be furnished to Custodian shall be satisfied if telephonic, facsimile or other non-written instructions to Custodian are confirmed promptly by the delivery to Custodian of an officers' certificate in accordance with the first sentence of this Section.

     12. TERMINATION; ASSIGNMENT

     A. This Agreement may be terminated by VCA-10, or by Custodian, on 60 days' notice, given in writing and sent by registered mail to the following addresses:

     (i) If to VCA-10, to:         Prudentia Plaza
                                   Newark, New Jersey 07101
                                   Attention: Malcolm D. MacKinnon

         with a copy to:           Irving Patrick Fox
                                   Vice President and Associate General Counsel at the same address; and

    (ii) If to Custodian, to:      40 Wall Street,
                                   New York. New York 10015

     Upon any termination of this Agreement, pending (i) appointment of a successor to Custodian or (ii) a determination by the VCA-10 Committee to


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hold its cash, securities, and other property in its own custody, Custodian shall not deliver cash, securities or other property of VCA-10 to VCA-10, but may deliver them to a bank or trust company in the City of New York of its own selection, having an aggregate capital, surplus and undivided profits, as shown by its last published report of not less than Five Hundred Thousand Dollars ($500,000) as a temporary Custodian for VCA-10 to be held under terms similar to those of this Agreement; provided, however, that Custodian shall not be required to make any such delivery or payment until full payment shall have been made by VCA-10 of all liabilities constituting a charge on or against the properties then held by Custodian or on or against Custodian, and until full payment shall have been made to Custodian of all its fees, compensation, costs and expenses, subject to the provisions of Section 8 of this Agreement.

     3. This Agreement may not be assigned by Custodian without the consent of VCA-10 authorized by a resolution of the VCA-10 Committee.

     13. MISCELLANEOUS

     A. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

     B. This Agreement cannot be amended or terminated orally.

     C. This Agreement shall be governed by and construed in accordance with the law of the State of New York.

     D. This Agreement may be executed in several counterparts.

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     E. Headings herein are for reference purposes only and shall not be deemed to have any substantive effect.


    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                              THE PRUDENTIAL VARIABLE CONTRACT
                              ACCOUNT-10


                              By:  /s/ Malcolm D. Mackinnon
                                  -----------------------------
                                   MALCOLM D. MACKINNON
                                   CHAIRMAN, VCA-10 COMMITTEE


                              MANUFACTURERS HANOVER TRUST COMPANY

                              By:  /s/ Roger DuFault
                                   ------------------------------
                                   Roger DuFault
                                   Vice President


Approved  and agreed to:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:  /s/ James J. Straine
      -------------------
     James J. Straine
     ASSISTANT TREASURER